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                                                                   EXHIBIT 99.13

                               FORM OF INVESTMENT

                               LETTER OF INITIAL

                             INVESTOR IN REGISTRANT



                                        February 7, 1997

Board of Trustees
Pacific Innovations Trust
103 Bellevue Parkway
Wilmington, Delaware 19809

Dear Trustees:

        Pacific Financial Asset Management Corporation offers to purchase from the Pacific Innovations Trust (the "Trust") shares of beneficial interest ("Shares") in each of the Trust's portfolios for an aggregate purchase price of $100,000 cash as follows:

        Money Market Fund:              99,940 Shares at $1.00 per share
        Managed Bond Fund:              1 Share at $10.00 per share
        Capital Income Fund:            1 Share at $10.00 per share
        Blue Chip Fund:                 1 Share at $10.00 per share
        Mid-Cap Equity Fund:            1 Share at $10.00 per share
        Aggressive Growth Fund:         1 Share at $10.00 per share
        International Fund:             1 Share at $10.00 per share

All such Shares issued shall be validly issued, fully paid and non-assessable upon issuance of such Shares and receipt by the Trust of said payment.

        These Shares are purchased for investment purposes only and are not being purchased with any present interest of distributing or reselling the same to the public, and will be held for the investment of Pacific Financial Asset Management Corporation.

                                        Sincerely,

                                        PACIFIC FINANCIAL ASSET
                                        MANAGEMENT CORPORATION


                                        By: /s/
                                           -----------------------------------

Accepted and agreed to this
7th day of February, 1997.

PACIFIC INNOVATIONS TRUST

By: /s/ J. DAVID HUBER
   -------------------------
   J. David Huber, President